Exhibit 99.1

Ingles Markets, Incorporated Announces Increased Sales and Net Income for Third Quarter and Nine Months of Fiscal 2012

ASHEVILLE, N.C.--(BUSINESS WIRE)--July 30, 2012--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and nine month periods ended June 23, 2012, compared with the same periods of the previous year. Third quarter 2012 net sales rose to $917.8 million, compared with $911.0 million for the previous year. Net income totaled $13.1 million for the third quarter of fiscal year 2012, compared with $12.7 million for the same period of last fiscal year. Included in last year’s quarterly net income was a $2.8 million pre-tax gain on a property disposal. If that gain is excluded, pre-tax income increased 18.2% for the comparative third quarters. For the first nine months of fiscal 2012, net sales rose 2.4% to $2.72 billion and net income increased 7.4% to $30.2 million compared with the first nine months of fiscal 2011.

Robert P. Ingle II, chief executive officer, stated, “We opened our new distribution center in June and we are pleased with the initial results. We are also pleased with our sales and profit growth for the third quarter and the first nine months of fiscal year 2012.”

Third Quarter Results

Net sales rose 0.7% to $917.8 million for the three months ended June 23, 2012, compared with $911.0 million for the three months ended June 25, 2011. Ingles operated 203 stores and 11.0 million retail square feet at the end of both June 2012 and June 2011. Excluding gasoline, where retail prices were approximately ten cents per gallon lower in the June 2012 quarter compared with the June 2011 quarter, grocery segment comparable store sales increased 2.1%.

Gross profit for the June 2012 quarter increased 2.3% to $205.9 million, an increase of $4.6 million compared with the third quarter of last fiscal year. The increase in gross profit dollars is attributable to increased sales and an increase in gross profit margin. Gross profit, as a percentage of sales, rose to 22.4% for the June 2012 quarter compared with 22.1% for the June 2011 quarter. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was level over the comparative three-month periods at 26.1% for the three months ended June 23, 2012, compared with 26.0% for the same quarter of last fiscal year.

Operating and administrative expenses for the June 2012 quarter totaled $172.3 million, an increase of $2.5 million, or 1.5% over the June 2011 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales remained level at 22.0% for the three months ended June 2012 compared with 22.1% for the three months ended June 2011.

During the third quarter of fiscal 2011, the Company was granted $3.1 million in an eminent domain proceeding related to an owned land parcel and recognized a gain of approximately $2.8 million. There were no other significant sale or disposal transactions in the third quarter of either fiscal 2012 or 2011.

Interest expense decreased $0.4 million for the three-month period ended June 23, 2012, to $14.9 million from $15.3 million for the three-month period ended June 25, 2011. Total debt at June 23, 2012, was $846.1 million compared with $857.1 million at June 25, 2011. Interest on the $99.7 million of bonds issued in December 2010 to fund the new distribution center was capitalized as part of the project cost up until June 2012, when the facility began operation.

Income tax expense as a percentage of pre-tax income decreased to 37.0% in the June 2012 quarter compared with 37.7% in the June 2011 quarter due to higher tax credits partially offset by higher state income taxes.

Net income totaled $13.1 million, or 1.4% of sales, for the three-month period ended June 23, 2012, compared with $12.7 million, also 1.4% of sales, for the three-month period ended June 25, 2011. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.56 and $0.54 for the June 2012 quarter compared with $0.54 and $0.52, respectively, for the June 2011 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.51 for the June 2012 quarter compared with $0.49 of basic and diluted earnings per share for the June 2011 quarter.

Nine Months Results

Net sales increased 2.4%, to $2.72 billion for the nine months ended June 2012 compared with the same period in the prior fiscal year. Excluding gasoline, where retail prices were higher in the June 2012 nine-month period compared with the June 2011 nine-month period, grocery segment comparable store sales increased 1.8%. The number of customer transactions (excluding gasoline) increased 1.4%, while the comparable average transaction size increased 0.4% compared with the nine month period of last year.

Gross profit dollars for the June 2012 nine-month period increased $10.7 million, or 1.8%, to $600.1 million, compared with $589.5 million for the same period of fiscal 2011. Gross profit as a percentage of sales was 22.1% and 22.2% for the nine months ended June 23, 2012 and June 25, 2011, respectively. The decline in gross profit margin was due primarily to gasoline sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales rose to 25.8% for the nine months ended June 23, 2012, compared with 25.7% for the same period of last fiscal year.

Operating expenses increased $7.6 million comparing the first nine months of fiscal 2012 to the same period of last fiscal year, and were 18.9% of sales for the nine months ended June 23, 2012, compared with 19.1% of sales for the nine months of fiscal 2011. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.0% of sales for the nine-month fiscal 2012 period compared with 22.1% for the same period of fiscal 2011. Operating expense increases were driven by sales growth and store development activities, including higher personnel, repairs, depreciation, and supply costs.

Interest expense totaled $44.8 million for the nine-month period ended June 23, 2012, a decrease of $2.1 million from $46.9 million for the nine-month period ended June 25, 2011. During the nine months ended June 23, 2012, net principal debt reductions totaled $9.0 million.

Income tax expense as a percentage of pre-tax income was 35.5% for the June 2012 nine-month period compared with 36.5% for the comparable June 2011 period.

Net income totaled $30.2 million, or 1.1% of sales, for the nine-month period ended June 23, 2012, compared with $28.1 million, also 1.1% of sales, for the nine-month period ended June 25, 2011. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.30 and $1.24 for the June 2012 nine-month period compared with $1.20 and $1.15, respectively, for the June 2011 nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $1.18 for the fiscal June 2012 period compared with $1.09 of basic and diluted earnings per share for the same period of last fiscal year.

During June 2012, the Company began operations in its newly constructed 836,000 square foot warehouse and distribution facility located adjacent to its existing 919,000 square foot facility. When fully operational, the new facility will distribute frozen, health/beauty/cosmetic and general merchandise products previously distributed by third parties. The new facility also produces ice, and provides expanded perishable distribution in a modern, energy efficient building.

Capital expenditures totaled $144.9 million for the nine-month period ended June 23, 2012. Approximately one half of this total was spent on construction and equipment related to the new distribution facility. Another significant component of the Company’s capital expenditures has been its ongoing program of remodels to a larger number of stores which do not result in increased square footage or new buildings. Capital expenditures are expected to be approximately $170 million for the full fiscal year.

At June 23, 2012, the Company had $175 million of committed credit facilities, of which $20 million was outstanding. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2011 Form 10-K and 2012 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 71 neighborhood shopping centers, all but 13 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 23,	June 25,	June 23,	June 25,
	2012	2011	2012	2011

Net sales	$917,756	$910,978	$2,717,661	$2,654,102
Gross profit	205,952	201,340	600,116	589,456
Operating and administrative expenses	172,255	169,762	513,177	505,587
Rental income, net	515	575	1,311	1,443
Gain from sale or disposal of assets	514	2,656	680	2,677
Income from operations	34,727	34,808	88,931	87,990
Other income, net	891	945	2,696	3,146
Interest expense	14,896	15,344	44,850	46,912
Income taxes	7,663	7,685	16,609	16,125
Net income	$13,059	$12,725	$30,168	$28,099

Basic earnings per common share – Class A	$0.56	$0.54	$1.29	$1.20
Basic earnings per common share – Class B	$0.51	$0.49	$1.18	$1.09
Diluted earnings per common share – Class A	$0.54	$0.52	$1.24	$1.15
Diluted earnings per common share – Class B	$0.51	$0.49	$1.18	$1.09

Additional selected information:
Depreciation and amortization expense	$22,826	$21,498	$66,875	$63,812
Rent expense	$3,541	$3,875	$10,651	$11,418

Condensed Consolidated Balance Sheets (Unaudited)

		June 23,	September 24,
		2012	2011
ASSETS
Cash and cash equivalents		$6,307	$12,421
Receivables-net		56,819	56,841
Inventories		316,340	303,166
Other current assets		20,824	16,936
Property and equipment-net		1,193,000	1,133,204
Restricted investments		—	75,731
Other assets		19,359	20,051
TOTAL ASSETS		$1,612,649	$1,618,350

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$33,523	$34,376
Accounts payable, accrued expenses and current portion of other long-term liabilities		240,545	256,120
Deferred income taxes		69,865	67,939
Long-term debt		812,547	820,744
Other long-term liabilities		8,199	7,225
Total Liabilities		1,164,679	1,186,404
Stockholders' equity		447,970	431,946
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$1,612,649	$1,618,350

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer